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                                                                       EXHIBIT 5


                                  [LETTERHEAD]

                                 July 26, 1996

Board of Directors
New York Bagel Enterprises, Inc.
300 I.M.A. Plaza
250 North Water Street
Wichita, KS 67202

Gentlemen:

In connection with the registration by New York Bagel Enterprises, Inc. (the "Company") on Form S-1, Registration No. 333-05785 (the "Registration Statement"), providing for the registration under the Securities Act of 1933, as amended, of 2,300,000 shares (the "Shares") of the Company's Common Stock, $0.01 par value (the "Common Stock"), of which 1,800,000 Shares are being sold by the Company (2,070,000 if the over-allotment option granted to the underwriters is exercised in full), and 200,000 Shares are being sold by certain stockholders (the "Selling Stockholders") of the Company (230,000 if the over-allotment option granted to the underwriters is exercised in full), we are furnishing the following opinion as counsel to the Company.

We have examined such corporate records, certificates of public officials and officers of the Company, and other documents and records as we have considered necessary or proper for the purpose of this opinion.


Based upon the foregoing, and having regard to legal considerations that we deem relevant, we are of the opinion that the foregoing Shares of the Company, when issued in the manner described in the Registration Statement, after the same becomes effective, and in accordance with the securities laws of the various states in which the Common Stock may be issued, will be validly issued, fully paid and non-assessable.


We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


/s/ KLENDA, MITCHELL, AUSTERMAN & ZUERCHER, L.L.C.


KLENDA, MITCHELL, AUSTERMAN & ZUERCHER, L.L.C.